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Exhibit 10.3

July 8, 2002
Mr. Shawn Vick
VIA FAX 514-457-4756

Dear Shawn:

        This letter is confirmation of our offer to you for the position of Executive Vice President—Sales, reporting to me, beginning on or before August 12, 2002. The annual salary for this exempt position is $350,000. You will be eligible for an annual performance bonus targeted at 50% of your base salary, or $175,000. Your bonus eligibility for 2002 will be for the full amount rather than being prorated based on your start date. Bonus performance criteria for 2002 will be based 80% on specific Corporate goals, as previously defined and agreed upon with the Executive and Compensation Committees of the Board of Directors, and 20% on personal goals, which you and I will establish and agree upon within your initial two weeks of employment.

        In addition, in consideration of earned sales commissions that you will not receive from your current employer, you will receive a signing bonus of $700,000 to be paid within 30 days of the start date of your employment. This signing bonus is subject to the approval of the Compensation Committee of the Board of Directors. If you terminate your employment with the company prior to one year of service, you will be required to pay the signing bonus in full.

        You will be eligible to receive 3,000,000 McLeodUSA Incorporated stock options with a strike price of $1.11 or fair market value determined on the date of your grant, whichever is higher. This grant is subject to the approval of the Compensation Committee of the Board of Directors. The option grant vesting schedule is described below.

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  1/3 on first anniversary of the grant

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  1/3 on second anniversary of the grant

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  1/3 on third anniversary of the grant

        You will be eligible for 4 weeks of paid vacation annually.

        The company recognizes that you will be relocating to Cedar Rapids, Iowa. In consideration of this relocation, the Company agrees to allow you and your family to fly on a Company-owned aircraft, subject to pre-planned availability, up to 15 times annually to commute from Cedar Rapids to your vacation home in upstate New York. The cost of these trips will be calculated in accordance with the SIFL rates as designated under the Federal Tax regulations and such cost shall be included in your W-2 as imputed income. You will be responsible for all taxes associated with this imputed income, such income and taxes shall be calculated at least quarterly and such taxes shall be withheld from your pay in compliance with Federal and Sate tax regulations.

        The Company will provide you with Tier 1 relocation benefits (please see attached). In addition, to the benefits described therein, on your home sale/purchase, you will be eligible to receive reimbursement of standard closing costs related to the sale not to exceed $25,000 versus the $15,000 described in the policy. McLeodUSA will also provide you with an introduction to FirstStar Bank in Cedar Rapids to assist you in securing a bridge loan, so that you may purchase a home in Cedar Rapids prior to the sale of your home in Montreal. Such introduction will be McLeodUSA's sole obligation associated with any bridge loan. If you have questions regarding relocation, please contact Roger Cude, Vice President—Human Resources, at 319-790-6556 (daytime office) or 319-363-0025 (home evenings).

        McLeodUSA Incorporated complies with the Immigration Reform and Control Act, and accordingly, we ask that you provide appropriate verification for authorization to work in the United

States, (e.g., U.S. passport, INS issued Alien Registration Card, or driver's license and social security card).

        Upon acceptance of this offer, please sign, date, and return to me. Roger Cude will forward the standard McLeodUSA Incorporated Employment and Confidentiality Agreement and the rest of the forms, which are provided in the Company's Welcome packet. You will need to return this paperwork no later than August 1, 2002 to ensure that you receive your first scheduled paycheck.

        We look forward to having you join the Leadership Team of McLeodUSA and look forward to your contribution to the Company's future success.

Sincerely,
/s/ CHRIS A. DAVIS Chris A Davis Chairman and Chief Executive Officer
Concurred and Accepted: /s/ SHAWN VICK Shawn Vick Date:
Cc: Steve Gray, President Roger Cude, Vice President—Human Resources

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  Exhibit 10.3